Exhibit 99.3

Consent to be Named as a Director Nominee

In connection with the filing by Fusion Fuel Green Limited (to be renamed Fusion Fuel Green PLC upon conversion into a public limited company, “Parent”) of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Parent in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: August 12, 2020

/s/ Frederico Figueira de Chaves
Name: Frederico Figueira de Chaves